Exhibit 10.12

FORM OF SECURITY AGREEMENT
THIS SECURITY AGREEMENT, dated as of [____________] (this "Agreement"), is by and among OpGen, Inc., a Delaware corporation (the "Debtor"), the Secured Parties party hereto and Harris & Harris Group, Inc., as collateral agent for the Secured Parties (in such capacity, the "Collateral Agent").
W I T N E S S E T H:
WHEREAS, pursuant to that certain Notes Purchase Agreement, dated on or about the date hereof (as the same may be amended or restated from time to time, the "Purchase Agreement"), the Debtor has issued and sold to the investors listed on Schedule I attached hereto (as such Schedule may be updated from time to time pursuant to Section 15 hereof) (each such investor a "Secured Party" and collectively the "Secured Parties") Secured Convertible Promissory Notes (as the same may be amended or restated from time to time, each a "Note" and collectively, the "Notes") in the principal amounts set forth on Schedule I; and
WHEREAS, each Secured Party's purchase of a Note was subject to the condition, among others, that the Debtor execute and deliver this Agreement and grant the security interest hereinafter described;
NOW THEREFORE, in consideration of the willingness of the Secured Parties to purchase the Notes, subject to the terms and conditions set forth herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed, with the intent to be legally bound, as follows:
1.	Defined Terms. Except as otherwise provided herein, all capitalized terms shall have the meanings ascribed to them in the Notes.
2.	Security Interest. As security for the Secured Obligations described in Section 3 hereof, Debtor hereby grants, assigns, and pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in and lien on all of Debtor's right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to the following, together with any and all additions thereto and replacements therefor and proceeds and products thereof (hereinafter referred to collectively as the "Collateral"):
(a)	all Accounts;
(b)	all cash and cash equivalents;
(c)	all Deposit Accounts;
(d)	all Documents relating to any of the foregoing;
(e)	all Instruments;
(f)	all books and records pertaining to any of the Collateral;

(g)	all accessions to, substitutions for and replacements, Proceeds, Supporting Obligations and products of any of the foregoing and, to the extent not otherwise included, all payments under insurance, or any indemnity, warranty or guaranty payable by reason of loss or damage or otherwise in respect of any of the foregoing;
(h)	all patents, patent licenses, trademarks, trademark licenses, copyrights and copyright licenses; and
(i)	all property, to the extent not included in subsections (a) through (h) above, in which a security interest may now or hereafter attach or otherwise be created under the UCC (as defined below) or other applicable law.
Notwithstanding the foregoing, Collateral shall not include any property to the extent that a grant of a security interest therein (i) is prohibited by any law or requires a consent not obtained pursuant to law, or (ii) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, or (iii) constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of Debtor under any contract, license, agreement, instrument or other document (including, to the extent applicable, any trademark applications filed in the United States Patent and Trademark Office on the basis of any Debtor's "intent-to-use" such trademark), except in each case to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity, and provided that any such property shall cease to be excluded from Collateral, and the security interest created hereby shall attach immediately to, any portion of such property (x) that does not result in any of the consequences specified above or (y) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision as if such provision had never been in effect.
Unless otherwise defined herein, terms defined in Articles 8 and 9 of the Uniform Commercial Code as enacted and in effect from time to time in the State of Delaware (the "UCC") are used in this Agreement as such terms are defined in such Article 8 or 9 (including without limitation, Accounts, Deposit Accounts, Documents, Instruments, Proceeds and Supporting Obligations).
3.  Secured Obligations.  The security interest hereby granted shall secure the due and punctual payment and performance of the following liabilities and obligations of the Debtor (herein called the "Secured Obligations"), which shall be a continuing security interest in the Collateral remaining in effect until indefeasible payment and performance in full of all of the Secured Obligations:
(a)	principal of and premium, if any, and interest (including, without limitation, any interest accruing after the commencement of any proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or similar law, whether or not any such interest is allowed or allowable as an enforceable claim in any such proceeding) and/or enforcement costs on the Notes; and

(b)	any and all other obligations and indebtedness of the Debtor to the Secured Parties under the Notes or this Security Agreement or under any other note, instrument or agreement executed and delivered by the Debtor in connection therewith, all as amended from time to time, whether such obligations and indebtedness be direct or indirect, absolute or contingent, due or to become due or now existing or hereafter arising. For clarity, the Secured Obligations shall not include any obligations or indebtedness that the Debtor may incur upon the surrender of the Notes as payment by the Secured Party for securities of the Debtor.
4.	Perfection Certificate. The Debtor has delivered to the Secured Parties a Perfection Certificate in the form appended hereto as Schedule II. The Debtor represents that the completed Perfection Certificate delivered to the Secured Parties is true, complete and correct in all material respects and the facts contained in such certificate are accurate in all material respects. The Debtor shall promptly supplement the Perfection Certificate to reflect any information hereafter obtained by the Debtor that would require a correction or addition to the Perfection Certificate.
5.	Special Warranties and Covenants of the Debtor. The Debtor hereby warrants and covenants to the Collateral Agent and the Secured Parties that:
(a)	Schedule II attached hereto accurately sets forth the following information: (i) the exact legal name of the Debtor; (ii) the type of organization of the Debtor; (iii) the jurisdiction of organization of the Debtor; and (iv) as of the date hereof, the chief executive office of the Debtor. The Debtor will not change (x) its type of organization, jurisdiction of organization or other legal structure, without first obtaining any necessary consents or approvals under the Notes or any agreement among the Debtor and any of its stockholders and providing the Collateral Agent with at least thirty (30) days' prior written notice of such change or (y) its chief executive office from the location set forth in Schedule II, or make any change in the Debtor's name or mailing address, without first providing the Collateral Agent with at least thirty (30) days' prior written notice of such change.
(b)	Debtor is the owner of its Collateral free from any lien, security interest or encumbrance except for Permitted Liens (as defined below), and the Debtor will defend its Collateral against all claims and demands of all persons at any time claiming the same or any interest therein. Debtor will not create or permit to be created or suffer to exist any additional liens of any kind on the Collateral except for Permitted Liens.
For purposed hereof, "Permitted Liens" shall mean (i) liens in favor of the Collateral Agent, (ii) liens for taxes, assessments or similar charges, incurred in the ordinary course of business and which are not yet due and payable, (iii) pledged or deposits made in the ordinary course of business, (iv) liens to mechanics, materialmen, warehousemen, carriers or similar liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (v) liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, (vi) purchase money security interests for equipment purchased in the ordinary course of business, and (vii) other liens existing as of the date hereof.

(c)	Except as otherwise consented to in writing by the holders of 67% of the outstanding principal amount of the Notes (the "Requisite Noteholders"), except in the ordinary course of business and consistent with past practice, the Debtor will not sell or otherwise dispose of any Collateral or any interest therein nor will the Debtor create, incur or permit to exist any new mortgage, lien, charge, encumbrance or security interest whatsoever with respect to any Collateral, except for Permitted Liens.
(d)	The Debtor keeps and maintains all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintains insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Debtor will at all times keep in a manner reasonably satisfactory to the Collateral Agent accurate and complete records of the Collateral.
(e)	The Debtor will keep all Collateral insured to the extent similarly situated companies insure their assets. The Debtor shall use its best efforts to pay all insurance premiums when due, and will give the Collateral Agent written notice of any inability to pay any such premiums when due. (i) All general liability and other liability policies with respect to the Debtor shall name the Collateral Agent, for the benefit of the Secured Parties, as additional insured thereunder as its interests may appear, and all casualty insurance policies of the Debtor shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent that names the Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder, (ii) all policies of insurance shall provide for at least thirty (30) days prior written notice to the Collateral Agent of any modifications or cancellation of such policy; provided, however, that in the event of any shorter termination period due to failure to pay the required premiums when due, notice shall be provided as soon as practicable, and (iii) following the occurrence and during the continuance of an Event of Default, the Secured Parties may at their option discharge any taxes, liens, security interests or other encumbrances to which any Collateral is at any time subject, and the Debtor agrees to reimburse the Secured Parties on demand for any payments or expenses incurred by and of the Secured Parties pursuant to the foregoing authorization and any unreimbursed amounts shall constitute Secured Obligations for all purposes hereof.
(f)	No consent of any third party is required for any transfer by the Debtor to the Collateral Agent or any Secured Party, from the Collateral Agent to any Secured Party or any third party, or from any Secured Party to any third party, of any Collateral following an Event of Default.

(g)	The Debtor will promptly execute, if required, and deliver to the Collateral Agent such financing statements, certificates and other documents or instruments as may be reasonably necessary to enable the Collateral Agent to perfect or from time to time renew the security interest granted hereby, including, without limitation, such financing statements, certificates and other documents as may be reasonably necessary to perfect a security interest in any additional Collateral hereafter acquired by the Debtor or in any replacements or proceeds thereof. The Debtor authorizes and appoints the Collateral Agent, in case of need, to execute such financing statements, certificates and other documents pertaining to the Collateral Agent's security interest in the Collateral in its stead if the Debtor fails to so execute such documents after the Collateral Agent's request, with full power of substitution, as the Debtor's attorney in fact.
(h)	The Collateral Agent may, at any time and from time to time, file in any jurisdiction financing statements and amendments thereto that contain any information required by Article 9 of the UCC (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Debtor is an organization, the type of organization and any organization identification number issued to the Debtor. The Debtor agrees to furnish any such information to the Collateral Agent promptly upon request and to join with the Collateral Agent, at its own expense, in filing and re-filing, or permitting the Collateral Agent to file and refile such financing statements, continuation statements and other documents in such offices as the Collateral Agent may reasonably deem necessary or appropriate in order to perfect and preserve the rights and interests granted to the Collateral Agent hereunder.
(i)	The records concerning all accounts, accounts receivable and other intangible Collateral of the Debtor are and will be kept (and all billing and collection activities conducted by the Debtor will at all times take place) at the address shown in Schedule II as the chief executive office of the Debtor or as otherwise set forth in the Perfection Certificate.
(j)	The Debtor will (i) notify the Collateral Agent of any material claim made or asserted against the Collateral by any person or entity and of any material change in the composition of the Collateral or other event which is reasonably likely to materially adversely affect the value of the Collateral or the Collateral Agent's security interest therein; (ii) furnish to the Collateral Agent such statements and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail; and (iii) upon request of the Collateral Agent make such demands and requests for information and reports as the Debtor is entitled to make in respect of the Collateral.
(k)	If any Collateral of the Debtor is at any time in the possession of a bailee, the Debtor shall promptly notify the Collateral Agent and, if requested by the Collateral Agent, the Debtor shall use its commercially best efforts to obtain an acknowledgment, in form and substance reasonably satisfactory to the Collateral Agent, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for the Collateral Agent and that such bailee shall act upon the instructions of the Collateral Agent, without further consent of the Debtor; provided, however, that this covenant shall not apply to transfers of equipment and products of Debtor sent for repair in the ordinary course of its business.

(l)	The Debtor will furnish to the Collateral Agent from time to time statements and amended schedules further identifying and describing the Collateral and such other materials evidencing or reports pertaining to the Collateral, as the Collateral Agent may from time to time reasonably request, all in reasonable detail.
(m)	With respect to any deposit accounts now maintained or hereafter established by the Debtor with any depository institution, at the request and option of the Collateral Agent, the Debtor will, upon request, execute and deliver, and will cause any such institution to execute and deliver, to the Collateral Agent a control agreement with respect to each such deposit account and take, or cause to be taken, any other actions reasonably deemed necessary by the Collateral Agent to obtain "control" of each such deposit account (as such term is defined in Section 9-104 of the UCC). The Collateral Agent agrees with the Debtor that, notwithstanding anything to the contrary in any such control agreement, the Collateral Agent shall not give any instructions to the depository institution party thereto with respect to the disposition of funds in any such deposit account or withhold any withdrawal rights from the Debtor with respect to any such deposit account unless an Event of Default has occurred and is continuing or, after giving effect to any withdrawal not otherwise permitted by this Agreement, would occur.
(n)	To the extent any account or contract or other writing relating thereto held by the Debtor is evidenced by a promissory note or other instrument or the Debtor otherwise holds or acquires possession of any promissory note or other instrument or any tangible chattel paper, the Debtor will promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, the Debtor will deliver the same to a duly authorized representative of the Collateral Agent to be held as Collateral hereunder, together with an endorsement thereof or other instrument of transfer reasonably satisfactory in form and substance to the Collateral Agent.
(o)	The Debtor acknowledges and agrees that the Secured Obligations represent separate and distinct indebtedness, obligations and liabilities of the Debtor to each of the Secured Parties, which the Debtor is separately obligated to each Secured Party to pay and perform, in each case regardless of whether or not any indebtedness, obligation or liability to any other Secured Party or any other person or entity, or any agreement, instrument or guaranty that evidences any such other indebtedness, liability or obligation, or any provision thereof, shall for any reason be or become void, voidable, unenforceable or discharged, whether by payment, performance, avoidance or otherwise.

6.	Events of Default. The occurrence of any Event of Default under and as defined in the Notes shall be deemed to constitute an "Event of Default" hereunder.
7.	Rights and Remedies of Secured Parties. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the following rights and remedies:
(a)	all rights and remedies provided by law, including, without limitation, those provided by the UCC;
(b)	all rights and remedies provided in this Agreement; and
(c)	all rights and remedies provided in the Notes or any other agreement, document or instrument pertaining to the Secured Obligations.
8.	Right of Secured Parties to Dispose of Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, but subject to the provisions of the UCC or other applicable law, the Collateral Agent, upon the election of the Requisite Noteholders, shall have the right, jointly and not severally, themselves and through any of their agents, to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom in a commercially reasonable manner. The Collateral Agent may require the Debtor to make the Collateral (to the extent the same is moveable) available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties or transfer any information related to the Collateral to the Collateral Agent by electronic medium. Without limiting the generality of the foregoing, the Collateral Agent, upon the election of the Requisite Noteholders, shall have the right to sell or otherwise dispose of all or any part of the Collateral, either at public or private sale, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as the Requisite Noteholders, in their sole discretion, may deem advisable, and the Secured Parties shall have the right to purchase at any such sale. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all Debtor's right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the Collateral sold, and shall be a perpetual bar, both at law and in equity, against Debtor, its successors and assigns, and against all persons and entities claiming the Collateral sold or any part thereof under, by or through Debtor, its successors or assigns. Unless the Collateral is perishable, subject to a rapid decline in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the Debtor at least ten (10) days' prior written notice in accordance with Section 17 hereof of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition. The Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.	Collection of Accounts Receivable, etc. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may notify or may require the Debtor to notify any account debtor, including, without limitation, customers and vendors, obligated on any or all of the Debtor's accounts receivable, whether now existing or hereafter arising, to make payment directly to an account established by the Collateral Agent, and may take possession of all proceeds of any accounts in the Debtor's possession, and may take any other steps that the Collateral Agent deems necessary or advisable to collect any or all such accounts receivable or other Collateral or proceeds thereof.
10.	Proceeds of Collateral. After deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including legal costs and reasonable attorneys' fees) and all reasonable other charges against the Collateral, the residue of the proceeds of any such sale or disposition shall be applied to the payment of the Secured Obligations in accordance with the terms of the Notes and any surplus shall be returned to the Debtor or to any person or party lawfully entitled thereto (including, if applicable, any subordinated creditors of the Debtor). In the event the proceeds of any sale, lease or other disposition of the Collateral hereunder are insufficient to pay all of the Secured Obligations in full, the Debtor will be liable for the deficiency, together with interest thereon at the maximum rate provided in the Notes, and the reasonable cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.
11.	Waivers, etc. The Debtor hereby waives presentment, demand, notice, protest and, except as is otherwise provided herein or in the Notes, all other demands and notices in connection with this Agreement or the enforcement of the Collateral Agent's rights hereunder or in connection with any Secured Obligations or any Collateral; consents to and waives notice of the granting of renewals, extensions of time for payment or other indulgences to the Debtor or to any account debtor in respect of any account receivable or to any other third party, or substitution, release or surrender of any Collateral, the addition or release of persons primarily or secondarily liable on any Secured Obligation or on any account receivable or other Collateral, the acceptance of partial payments on any Secured Obligation or on any account receivable or other Collateral and/or the settlement or compromise thereof. No delay or omission on the part of the Collateral Agent in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. The Debtor's waivers under this Section 11 have been made voluntarily, intelligently and knowingly and after the Debtor has been apprised and counseled by its attorneys as to the nature thereof and its possible alternative rights.
12.	Termination; Assignment, etc. When all obligations of the Debtor owing to the Secured Parties under the Notes have been paid or performed in full, this Agreement and the security interest in the Collateral created hereby shall automatically terminate without any further action by the Debtor, the Collateral Agent or any Secured Party. In such event, the Collateral Agent agrees to execute appropriate releases of liens on the Collateral upon the request of the Debtor and at the Debtor's expense, and to authorize the Debtor to file terminations of the liens and security interests granted hereby. No waiver by the Collateral Agent, any Secured Party or by any other holder of Secured Obligations of any default shall be effective unless in writing, nor operate as a waiver of any other default or of the same default on a future occasion. In the event of a sale or assignment of part or all of the Secured Obligations by the Secured Parties, the Secured Parties may assign or transfer their respective rights and interest under this Agreement in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers, rights and obligations of a Secured Party hereunder.

13.	Reinstatement. Notwithstanding the provisions of Section 12, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Parties in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Debtor or upon the appointment of any intervener or conservator of, or trustee or similar official for Debtor or any substantial part of any of its properties, or otherwise, all as though such payments had not been made.
14.	Governmental Approval. Prior to or, where permitted, upon the exercise by the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement that requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, Debtor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that Debtor may be required to obtain for such governmental consent, approval, registration, qualification or authorization.
15.	Joinder. If, after the date hereof, any investor purchases a Note in any Additional Closing (under and as defined in the Purchase Agreement), such investor (a "Joining Secured Party") shall execute a joinder agreement, pursuant to which such Joining Secured Party shall become a party hereto as a Secured Party. Upon the execution of a Joinder Agreement, Schedule I shall be amended to include such Joining Secured Party.
16.	Appointment of Collateral Agent.
(a)     Each Secured Party hereby appoints Harris & Harris Group, Inc. as Collateral Agent under this Agreement and authorizes the Collateral Agent to take such action on behalf of the Secured Parties and to exercise such power and perform such duties as are hereby expressly delegated to the Collateral Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto.
(b)     The Collateral Agent hereby accepts such appointment and agrees to hold, maintain, and administer for the exclusive benefit of the Secured Parties all Collateral at any time delivered to it by or on behalf of the Debtor as herein provided. The Collateral Agent acknowledges and agrees that it is acting and will act with respect to the Collateral for the exclusive benefit of the Secured Parties and shall not be subject with respect to the Collateral in any manner or to any extent to the direction or control of the Debtor except as expressly permitted hereunder. The Collateral Agent (or its designee), on behalf of the Secured Parties, agrees to act in accordance with this Agreement.

17.	Notices. All notices, requests, demands, claims, consents and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by nationally-recognized overnight courier guaranteeing next business day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:
(a) if to the Debtor, to: OpGen, Inc. 708 Quince Orchard Road, Suite 160 Gaithersburg, MD 20878 Attention: CFO	with a copy to: Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 Attention: Mary J. Mullany

(b) if to the Collateral Agent, to: Harris & Harris Group, Inc. 1450 Broadway, 24th Floor New York, NY 10018
or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iii) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.
18.	Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Collateral Agent, the Secured Parties and the Debtor and their respective successors and assigns. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall not be valid and enforceable until a counterpart signature page is received from each party hereto and then shall be valid and enforceable against all signatories.

19.	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware. Each party, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in any state or federal court located in the State of Maryland, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each party further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it in accordance with Section 17 hereof or as otherwise provided under the laws of the State of Maryland. Nothing in this Agreement shall affect any right any party may otherwise have to bring an action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

DEBTOR:
OPGEN, INC.

By:
Name:  C. Eric Winzer
Title:  Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

COLLATERAL AGENT:

HARRIS & HARRIS GROUP, INC.,
as Collateral Agent

By:
Name:  Daniel Wolfe
Title:

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTY:

HARRIS & HARRIS GROUP, INC.

By:
Name:  Daniel Wolfe
Title:

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTIES:

JVEN CAPITAL, LLC

By:
Name:  Evan Jones
Title:  Managing Member

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTIES:

VERSANT VENTURE CAPITAL III, L.P.

  By:       Versant Ventures III, LLC,
its General Partner

By:___________________________
Name:  Brian Atwood
Title:   Managing Director

VERSANT SIDE FUND III, L.P.

By:        Versant Ventures III, LLC,
its General Partner

By:___________________________
Name: Brian Atwood
Title:   Managing Director

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTIES:

CROSS CREEK CAPITAL, L.P.

By:   Cross Creek Capital GP, L.P.,
          its Sole General Partner

By:___________________________
Name:  Tyler Christenson
Title:    Director

CROSS CREEK CAPITAL EMPLOYEES FUND, L.P.

By:   Cross Creek Capital GP, L.P.,
          its Sole General Partner

By:___________________________
Name:  Tyler Christenson
Title:    Director

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTY:

VIRGINIA COLLETT

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTY:

JOHN C. LEE IV

IN WITNESS WHEREOF, the parties have executed this Security Agreement as a sealed instrument as of the date first above written.

SECURED PARTY:

THUNDER RIVER LLC

By:___________________________
Name: Charles M. Fleischman
Title: Authorized Signatory

SCHEDULE I

SECURED PARTIES

Secured Party	Aggregate Principal Amount of Notes	Date of Note Issuance
Harris & Harris Group, Inc. 1450 Broadway, 24th Floor New York, NY 10018 Phone: (212) 582-0900 ext. 15 Fax: (212) 582-9563 Email: closings@hhvc.com
jVen Capital, LLC 11009 Cripplegate Road Potomac, MD 20854 Phone: (301) 299-2088 Fax: (301) 299-0555 Email: ej@jvencapital.com
Versant Venture Capital III, L.P. Versant Side Fund III, L.P. One Sansome Street Suite 3630 San Francisco, CA 94104 Phone: (415) 801-8100 Fax: (415) 801-8101 Email: batwood@versantventures.com
Cross Creek Capital, L.P. Cross Creek Capital Employees Fund, L.P. 505 Wakara Way, Suite 215 Salt Lake City, Utah 84108 Email: kbarker@crosscreekadvisors.com
Virginia Collett 2635 Sherwood Avenue Charlotte, NC 28207 Email: jcollett@collett.biz
John C. Lee IV 12150 Monument Drive, Ste. 150 Fairfax, VA 22033 Email: johncurrylee4@gmail.com
Thunder River LLC 4319 Leland Street Chevy Chase, MD 20815 Email: chuck@fleischman.org
Total

II-1

SCHEDULE II
PERFECTION CERTIFICATE
The undersigned, C. Eric Winzer, the Chief Financial Officer of OpGen, Inc., a Delaware corporation (the "Company"), hereby certifies to the Secured Parties signatory to this Security Agreement (the "Secured Parties"), as follows:
1.             Name.
(a)   The exact legal name of the Company as that name appears in its organizational documents is as follows:

OpGen, Inc.

(b)   The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years, and in the case of any such business or organization, any chief executive office or other principal place of address used thereby during such period to the extent known to the Company:

None

2.             Current Locations.
(a)   The following is the jurisdiction of organization of the Company:

State of Delaware

(b)   The chief executive offices of the Company are located at the following address:

OpGen, Inc.
708 Quince Orchard Road, Suite 160
Gaithersburg, MD 20878

3.            Unusual Transactions.  All of the property and assets of the Company pledged to the Secured Parties as Collateral has been originated by the Company (or their respective predecessor entities) in the ordinary course of business or consist of goods which have been acquired by the Company (or their respective predecessor entities) in the ordinary course from a person in the business of selling goods of that kind.

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4.       Deposit Accounts.  Set forth below is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Company.
Account Name	Financial Institution
Operating Account	Silicon Valley Bank
Investment Account	SVB Securities

5.      UCC Filings.  The Secured Parties are is hereby authorized to file a financing statement on Form UCC-1 in form and containing a description of the Collateral acceptable to the Collateral Agent in the UCC filing office in each jurisdiction identified in Section 2 of this Certificate.
6.       Notice of Bailee.  The Company hereby notifies the Secured Parties in accordance with Section 5(j) of the Security Agreement that three Argus® instruments are on loan to and in the possession of customers.

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of this ___ day of February, 2015.

OPGEN, INC.

By:
Name:  C. Eric Winzer
Title:   Chief Financial Officer

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